Exhibit 10.7

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this "Second Amendment") is executed and agreed to by and between Carriage Services, Inc., a Delaware corporation (the "Company"), and Shawn R. Phillips ("Executive"), effective as of February 21, 2024 (the "Amendment Effective Date").

WHEREAS, Executive and the Company entered into an Employment Agreement dated November 5, 2019, along with a First Amendment to the Employment Agreement dated September 30, 2022 (collectively the "Employment Agreement"); and

WHEREAS, Executive and the Company desire Executive's continued employment with the Company under certain amended terms and conditions as set forth herein; and

WHEREAS, the parties now desire to amend the Employment Agreement accordingly.

NOW, THEREFORE, in consideration of the premises above, as well as consideration to be granted by the Company to the Executive in the following form, the parties hereto agree as follows:

1. Section 4(a) of the Employment Agreement is hereby amended by deleting this section in its entirety and replacing it with the following language:

"(a) ***Term.*** Executive's term of Employment with the Company under this Agreement shall be for the period from the Effective Date through December 31, 2026 (the 'Initial Term').

On December 31, 2026, and on each subsequent annual anniversary thereafter, this Agreement shall automatically renew and extend for a period of 12 months (each such 12-month period being a "Renewal Term"), unless written notice of non-renewal is delivered from either Party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, Executive's Employment pursuant to this Agreement may be terminated prior to the expiration of the then-existing Initial Term or Renewal Term in accordance with this Agreement.

The period from the Effective Date through the Executive's Termination Date (for whatever reason) shall be referred to herein as the 'Employment Period.'"

2. Section 6(f) of the Employment Agreement is hereby amended by deleting this section in its entirety and replacing it with the following language:

"***Reduction of Payments***. Notwithstanding anything to the contrary in this Agreement, if Executive is a "disqualified individual" (as defined in Code Section 280G(c)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its Affiliates (collectively, "Total Payments"), would constitute a "parachute payment" (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for in this Agreement shall either (i) be paid in full , or (ii) be reduced (but not below zero) so that the present value of such Total Payments will be one dollar ($1.00) less than three times Executive ' s "base amount" (as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Code Section 4999, whichever results in the receipt by Executive on an after-tax basis of the greatest amount of Total Payments (taking into account the applicable federal , state and local income taxes, the excise tax imposed by Code Section 4999 and all other taxes (including any interest and penalties) payable by Executive). All determinations required to made under this Section 6(f), including whether reductions are necessary, shall be made in good faith by the Company, or, in the discretion of the Company, by an accounting or financial consulting firm selected in good faith by the Company for such purposes (the "Auditor"). The Auditor shall provide detailed supporting calculations both to the Company and to Executive. All fees and expenses of the Auditor shall be borne solely by the Company. The reduction of payments and benefits hereunder, if applicable under clause (ii) above, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. If a reduced payment or benefit is made or provided and tlu·ough error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times Executive ' s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6(f) shall require the Company to be responsible for , or have any liability or obligation with respect to, Executive ' s excise tax liabilities under Code Section 4999." 3. Except as otherwise provided herein , all other provisions of the Employment Agreement shall remain in effect. 4. This Second Amendment and the Employment Agreement (other than as amended above) constitute the entire agreement between the parties on the subject of Executive ' s employment with the Company. 5. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. 6. This Second Amendment may be signed in counterparts, each of which shall be an original , with the same effect as if the signatures thereto and hereto were upon the same instrument. SECOND AMENDMENT TO SHAWN Pl-l lLLIP 'S EMPLOYM ENT A GREEMENT

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment as of the date set forth above. J By: Car os R. Olfi~ita..:.. Vice Chairman of the Board and Chief Executive Officer SECOND AMENDM ENT TO SHAWN PHILL IP' S EMPLOYM ENT A GREEM ENT